UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2016

QUEST PATENT RESEARCH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	33-18099-NY	11-2873662
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Theodore Fremd Ave., Suite 206S, Rye, NY	10580-1411
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 743-7577

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 22, 2016, Quest Patent Research Corporation (the “Company”) amended and restated its certificate of incorporation following approval of the amended and restated certificate of incorporation by the stockholders at the 2016 annual meeting of stockholders which was held on January 22, 2016, as described in Item 5.07. A copy of the amended and restated certificate of incorporation is filed an exhibit to this Form 8-K.

The principal changes in the amended and restated certificate of incorporation are the following:

Increase in authorized common stock. The number of authorized shares of common stock was increased from 390,000,000 shares to 1,250,000,000 shares.

Classified board of directors. Prior to the amendment to and restatement of the certificate of incorporation, all directors were are elected for a term of one year and until their successors are elected and qualified. The amended and restated certificate of incorporation provides for a classified board, with directors being elected for a term of three years.

The Company’s classified board of directors has three classes of directors – Class I directors, Class II directors and Class III directors. The Class I director will initially have a term of one year, until the 2017 annual meeting, the Class II director will initially have a term of two years, until the 2018 annual meeting, and the Class III director will initially have a term of three years, until the 2019 annual meeting, in each case until his successor is elected and qualified. Thereafter, each director will have a term of three years, and in each annual meeting, the Company’s stockholders will only vote for the election of those directors whose term expires at that annual meeting.

Jon C. Scahill will be a Class I director, Timothy J. Scahill will be a Class II director and Dr. William Ryall Carroll will be a Class III director.

Indemnification. The amended and restated certificate of incorporation provides that the Company shall indemnify its officers and directors and others whom it is permitted to indemnify to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law gives a corporation broad power to indemnify directors, officers and other persons. The Company’s by-laws provides that the Company will indemnify its officers and directors to the maximum extent permitted by law, and includes authorization provisions which conform with the provisions of Section 145.

Other Provisions

The amended and restated certificate of incorporation expands upon the terms that can be included in a certificate of designation for a class or series of preferred stock that may be created by the board. The expanded language uses express language to include rights that were implied in the Company’s certificate of incorporation prior to the amendment and restatement.

The certificate of incorporation in effect prior to the amendment and restatement provided that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty subject to certain exceptions as provided in the Delaware General Corporation Law. The amended and restated certificate of incorporation continues such provisions and further provides that if the General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, these additional provisions shall apply to the Company’s directors.

The amended and restated certificate of incorporation includes a provision where, in connection with a compromise or arrangement between us and any class of creditors or stockholders, if a majority in number and three-fourth in value of the creditors or stockholders or class of creditors or stockholders, as the case may be, approve a compromise or arrangement which is sanctioned by the court, it is binding on all of the creditors or class of creditors or stockholders or class of stockholders.

In approving the amended and restated certificate of incorporation, the stockholders also ratified the change of the Company’s corporate name to Quest Patent Research Corporation.

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Item 5.07. Submission of Matters to a Vote of Security Holders.

On January 22, 2016, the Company held its 2016 annual meeting of stockholders. At the meeting, the stockholder voted on the election of directors and the approval of the Company’s amended and restated certificate of incorporation, which is described in Item 5.03.

Each of the nominees recommended by the board of directors was elected. The results of the voting for the members of the board of directors were as follows:

Name	Votes For	Votes Withheld
Jon C. Scahill	185,447,514	6,327,067
Timothy J. Scahill	185,447,514	6,327,067
Dr. William Ryall Carroll	185,447,514	6,327,067

The vote for the approval of the amended and restated certificate of incorporation was as follows:

For:	188,126,710
Against:	3,538,598
Abstain:	109,273

As a result of the approval of amended and restated certificate of incorporation, the Company’s board of directors is a classified board. Jon C. Scahill is a Class I director, and his term expires at the 2017 annual meeting, Timothy J. Scahill is a Class II director, and his term expires at the 2018 annual meeting, and Dr. William Ryall Carroll is a Class III director, and his term expires at the 2019 annual meeting.

Item 9.01. Financial Statements and Exhibits.

3.1	Amended and restated certificate of incorporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST PATENT RESEARCH CORPORATION
(Registrant)

Date: January 25, 2016	/s/ Jon C. Scahill
By: Jon C. Scahill
Title: Chief Executive Officer

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